Exhibit 10.2

Resolutions

Authorizing and Approving Specific Actions Involving

the JohnsonDiversey, Inc. Amended and Restated Performance Bonus Opportunity

Plan For Key Executives and Officers

WHEREAS, Diversey, Inc. f/k/a JohnsonDiversey, Inc. (the “Company”) maintains the JohnsonDiversey, Inc. Amended and Restated Performance Bonus Opportunity Plan for Key Executives and Officers (n/k/a the Annual Incentive Plan) (the “Plan”), a bonus plan for eligible employees;

WHEREAS, the Plan permits the Company to amend the Plan at any time and from time to time;

WHEREAS, the Company wishes to amend and restate the Plan to reflect current practices, to reflect the change in the Company’s name from JohnsonDiversey, Inc. to Diversey, Inc. and to change the name of the Plan to the Diversey, Inc. Annual Incentive Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Company adopts, authorizes and approves the Diversey, Inc. Annual Incentive Plan in the form of Exhibit A attached to these Resolutions and incorporated herein by reference, effective as of the dates specified therein;

FURTHER RESOLVED, that the name of the Plan shall be the Diversey, Inc. Annual Incentive Plan;

FURTHER RESOLVED, that the proper officers of the Company are authorized and directed, in the name and on behalf of the Company, to take any and all actions as may be deemed necessary or appropriate to effect the intent of the foregoing Resolutions including, but not limited to, the execution of the amended and restated Plan in the form of the attached Exhibit A, with such changes as, in the opinion of the officer executing the amendment, may be necessary or appropriate. The officer’s opinion shall be conclusively evidenced by such officer’s execution of the amendment.

i

Exhibit A

DIVERSEY, INC.

ANNUAL INCENTIVE PLAN

Amended and Restated Effective as of December 31, 2010

Exhibit A

DIVERSEY, INC.

ANNUAL INCENTIVE PLAN

	ARTICLE 4

	PERFORMANCE AWARDS

4.01	Basis for Awards Payouts	4
4.02	Annual Incentive Pool	4
4.03	Determination of Individual Award Payouts	4
4.04	Changes to Lower Tiers	5
4.05	Timing of Award Payouts	5
4.06	Eligibility for Award Payout	5

	ARTICLE 5

	ADMINISTRATION

5.01	Administration	5

	ARTICLE 6

	MISCELLANEOUS

6.01	Amendment	6
6.02	Termination	6
6.03	Tax Withholding	6
6.04	Relationship to Other Plans	6
6.05	Payment and Handling of Awards	6
6.06	No Effect on Employment	7
6.07	No Guarantee of a Payout	7
6.08	Severability	7
6.09	Successors	7
6.10	Construction of Plan	7
6.11	Gender and Headings	7
6.12	Compliance with Code Section 409A	8

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Exhibit A

DIVERSEY, INC.

ANNUAL INCENTIVE PLAN

ARTICLE 1

Establishment and Purpose

1.01 Adoption of Plan. The Board of Directors (the “Board”) of Diversey, Inc., a Delaware corporation (the “Company”), previously adopted and maintained the Amended and Restated Performance Bonus Opportunity Plan for Certain Key Executives and Officers of the Company which was subsequently revised to provide for performance bonus opportunities for eligible employees in Tiers 1 – 10 (defined below) and was renamed the Annual Incentive Plan (the “Plan”). This document is a further amendment and restatement of the Plan to incorporate changes made to the Plan by the Committee and to conform the Plan to current practices. This amendment and restatement is effective December 31, 2010. This Plan incorporates and supersedes all previous performance bonus opportunity and annual incentive plans and policies adopted by the Company.

1.02 Purpose of Plan. The purpose of the Diversey, Inc. Annual Incentive Plan is to provide performance-based incentives to Participants separate from other elements of the Company’s incentive and compensation programs to advance the interests of the shareholders of the Company. The Plan is aimed at stimulating and rewarding outstanding individual performance. Specifically, the purposes of the Plan are to:

(a) Contribute to the on-going development of the Company’s management resources by recognizing and rewarding outstanding performance, achievements and contributions to Fiscal Year results by Participants.

(b) Focus attention of Participants to specific challenges and opportunities as defined by and aligned with the Company’s strategy.

(c) Motivate Participants to develop maximum creativity and resilience in planning and directing their organizations in the face of changing competitive, economic, political and other conditions.

(d) Provide an incentive for Participants to constructively assist other areas of the Company to meet current and future challenges.

(e) Ensure Participants develop realistic yet challenging short-range key objectives that will stretch the Company’s capabilities.

(f) Ensure that goals, specific plans for attaining them, accomplishments and the basis for measuring them are fully discussed and agreed upon by managers and their employees on a regular basis.

(g) Motivate and reward Participants to build and achieve long-range strategic objectives for business units and the Company.

ARTICLE 2

Definitions

2.01 “Award Payout” means the amount a Participant is paid under the Plan for a Fiscal Year as determined by the Committee.

2.02 “Board” means the Board of Directors of the Company.

2.03 “Committee” means the Compensation Committee of the Board.

2.04 “Company” means Diversey, Inc., a Delaware corporation and any successor thereto that adopts the Plan.

2.05 “Disability” means a Participant’s inability to perform the responsibilities of employment due to physical or mental incapacity in circumstances in which the Participant qualifies for benefits under the Employer’s applicable long-term disability plan (if any) and has qualified for such benefits for a continuous period of at least twenty-six (26) weeks, or if no such long-term disability plan applies to the Participant, as determined by the Committee.

2.06 “Employer” means the Company and any Participating Employer.

2.07 “Fiscal Year” means the 12-month period beginning on each January 1 and ending the following December 31.

2.08 “Participant” means all employees ranked in Tiers 1-10 by the Committee who are not in any other sales/incentive program of the Employer participating in the Plan for a Fiscal Year as provided in Article 3.

2.09 “Participating Employer” means any affiliate of the Company authorized by the Company to participate in the Plan or as otherwise determined by the Committee.

2.10 “Performance Goals” means the objective performance goals established by the Committee for each Fiscal Year. Performance Goals may be stated as threshold, target and maximum Performance Goals or as otherwise determined by the Committee.

2.11 “Performance Metrics” means the applicable Performance Metrics for each Fiscal Year which, unless otherwise determined by the Committee, shall be working capital improvement, earnings before interest, taxes, depreciation and amortization (“EBITDA”), net sales growth and personal objectives, all of which may be weighted differently each Fiscal Year in the discretion of the Committee.

2.12 “Plan” means the Diversey, Inc. Annual Incentive Plan as set forth herein, and as it may be amended from time to time.

2.13 “Retirement” means termination of employment with the Employer after attaining age fifty-five (55) and completing at least ten (10) years of service with the Employer, as determined by the Committee.

2.14 “Tiers 1-10” means jobs with the Employer in following internal job titling structure:

•	Tier 1: President and CEO

•	Tier 2: Executive Vice President

•	Tier 3: Senior Vice President

•	Tiers 4-5: Vice President

•	Tiers 6-7: Director

•	Tiers 8-10: Manager

ARTICLE 3

Participation

3.01 Eligibility. All employees of the Employer hired or promoted before October 1 of any Fiscal Year into Tiers 1-10 are Participants in the Plan and may become eligible to receive an Award Payout based on the level of achievement of specified Performance Goals as determined by the Committee; provided, however, that no Participant will receive an Award Payout for a Fiscal Year unless such Participant has a signed Restrictive Covenant Agreement in the form provided by the Company in his or her personnel file on or before the last day of that respective Fiscal Year. In addition, any Participant with a “Did Not Meet” or “Partially Met” performance rating will not be eligible to receive an Award Payout based on any measure under the Plan for the Fiscal Year in which such rating is assessed.

3.02 Commencement of Participation. Subject to Section 3.01, any employee who first becomes a Participant either due to initial hire or promotion between January 1 and September 30 of a Fiscal Year will receive a pro rata Award Payout for that Fiscal Year based on the applicable Performance Goals. The pro rata Award Payout is determined based upon the individual’s eligibility date.

3.03 Termination of Participation. A Participant that becomes ineligible under the Plan during a Fiscal Year will receive a pro rata Award Payout for that Fiscal Year based on the applicable Performance Goals. The pro rata Award Payout is determined based on the individual’s ineligibility date.

ARTICLE 4

Performance Awards

4.01 Basis for Award Payouts. In connection with each Fiscal Year, the Committee shall (a) establish the Performance Goals based on the Performance Metrics applicable for the respective Fiscal Year, (b) establish the formula for determining the level of Award Payout based on achievement of the applicable Performance Goals, and (c) establish such other terms and conditions for Award Payouts for the respective Fiscal Year as the Committee deems desirable or appropriate in its discretion.

4.02 Annual Incentive Pool. The global annual incentive pool is determined by the Committee based on the level of achievement of Performance Goals for each Fiscal Year. The Board may adjust the annual incentive pool to increase or decrease the pool for extraordinary, unusual, non-recurring or infrequent events. The global annual incentive pool is allocated by the Chief Executive Officer (in amounts not to exceed 100% of the total global annual incentive pool) to regional and function pools determined by the Committee.

4.03 Determination of Individual Award Payouts. Individual Award Payouts to each Participant will be based on the regional and function pool covering each Participant and the individual Award Payout from such pool will be determined using base salary of each Participant as of the last day of the respective Fiscal Year and the level of achievement of applicable Performance Metrics and individual performance objectives. For this purpose, the term “base salary” shall not include profit sharing, allowances or any other payments or benefits. For employees transferring between businesses where the effect will be a change in organizational Performance Metrics used to determine the Award Payout, year end Performance Metrics will be prorated based on month of transfer for both businesses and year end base salary will be used to determine the amount of the Award Payout.

4.04 Changes to Lower Tiers. In the event a Participant moves to a lower tier during a Fiscal Year, the Participant will remain in their pre-move tier under the Plan for up to two years, unless the move to a lower tier is due to poor performance or skill deficiencies as determined by the Committee, in which case, the Participant will be immediately reduced to the level of the new (lower) tier, and any Award Payout will be prorated in the year of transfer to the lower tier based on the number of full months the Participant is in the lower tier.

4.05 Timing of Award Payouts. Award Payouts are paid as soon as administratively practical following the January 1 after the Fiscal Year to which the Award Payout pertains but in no event later than two and one-half months following the end of the year in which the Award Payout is no longer subject to a substantial risk of forfeiture.

4.06 Eligibility for Award Payout. To be eligible for an Award Payout, the Participant must be continuously employed by the Employer through and including the January 1 immediately following the last day of the respective Fiscal Year to which the Award Payout pertains. If a Participant incurs a termination of employment on or prior to January 1 immediately following the last day of the Fiscal Year, the Participant shall forfeit any applicable Award Payout for that Fiscal Year, unless the Committee determines in its sole discretion that the Participant’s termination of employment after March 31 and prior to the January 1 immediately following the last day of the respective Fiscal Year was due to Retirement, death or Disability and the Committee determines, in its sole discretion, that the Award Payout for such Fiscal Year will be made to such Participant.

ARTICLE 5

Administration

5.01 The Plan shall be administered by the Committee and Award Payouts for all Participants under this Plan shall be made only if authorized by the Committee. Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to decide the facts in any case arising under the Plan, to reduce, eliminate, or increase any Award Payout for any individual or group, to make adjustments to any Award Payout in circumstances where, during the Fiscal Year a Participant leaves the Employer and is rehired as a Participant or is hired, promoted, transferred or demoted during a Fiscal Year, to prescribe, amend and rescind rules and regulations relating to the

Plan, to correct errors or omissions, to require performance reports on which it can base its determinations under Article 4 and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, Participating Employers, employees, and Participants (or any person claiming any rights under the Plan from or through any Participant). The Committee’s administration of the Plan, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, Participating Employers and all persons providing services to any Employer, including Participants and any of their beneficiaries. Nothing in this entire Plan shall affect the traditional authority of management to establish the compensation of employees other than elected officers. The chairman of the Committee is authorized to act for the Committee between regular meetings of the Committee.

ARTICLE 6

Miscellaneous

6.01 Amendment. The Board and the Committee shall each have the right at any time, and from time to time, to amend in whole or in part any or all of the provisions of the Plan. Any amendment that results in an acceleration of the time or form of payment shall be invalid if such amendment violates Internal Revenue Code (“Code”) Section 409A.

6.02 Termination. The Plan shall continue in effect until terminated by resolution of the Board or the Committee. All rights and obligations under this Plan with respect to Awards granted on or prior to termination of the Plan shall continue beyond such termination.

6.03 Tax Withholding. A Participating Employer shall have the power to withhold, or require a Participant to remit to the Participating Employer, an amount sufficient to satisfy any withholding or other tax due under the tax withholding provisions of the Code, any state or local tax act or other applicable law, including the laws of foreign jurisdictions, with respect to any payout made under the Plan.

6.04 Relationship to Other Plans. The Plan is fully discretionary in its application and is not related to other compensation plans of the Employer, including, for example, merit increase programs, cash and deferred profit sharing, special awards, incentive certificate plan, restricted stock plan, stock purchase plan and benefit programs and other similar plans.

6.05 Payment and Handling of Awards. All Participants who are U.S. employees of the Employer will have their Award Payout paid in U.S. dollars. All other

Participants will normally have their Award Payout paid to them in the currency of the country in which the Participant worked during the Fiscal Year and charged to that Participating Employer. If a Participant worked in more than one country during the Fiscal Year, the Award Payout will be equitably apportioned between or among various Employers and the Award Payout will be charged to various Employers as an expense on the same basis. In making such apportionment, consideration may be given to various relevant factors such as length of service, job levels, and performance at each Employer. Exceptions require the approval of the Committee. All of the foregoing is subject to the requirements of local laws.

6.06 No Effect on Employment. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of a Participating Employer to dismiss or otherwise terminate the employment or change the terms of employment or amount of compensation of any employee or Participant at any time for any reason with or without cause.

6.07 No Guarantee of a Payout. Eligibility to receive an Award Payout in a given Fiscal Year is not a guarantee that a payout will be made in any subsequent Fiscal Year.

6.08 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, such invalidity or illegality shall not affect the remaining provisions of the Plan, and the Plan shall be construed or enforced as if the invalid provisions had never been set forth therein.

6.09 Successors. This Plan shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Employer. The rights of a Participant under this Plan are personal to such Participant and the Participant may not assign such rights or sell, transfer, pledge or otherwise dispose of any rights of such Participant except in accordance with the provisions of this Plan. All obligations of this Plan shall be binding upon the heirs, representatives and estate of the Participant.

6.10 Construction of Plan. This Plan shall be construed according to the laws of the State of Wisconsin and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such state without regard to its conflicts of laws.

6.11 Gender and Headings. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of numbered sections and numbered paragraphs of this Plan are inserted for convenience of reference and are not part of this Plan and are not to be considered in the construction hereof.

6.12 Compliance with Code Section 409A. This Plan is intended to be exempt from, or otherwise comply with, the provisions of Code Section 409A and applicable guidance and its provisions shall be interpreted in accordance with that intent. No provision of this Plan shall be interpreted to permit the acceleration of the time of any payment scheduled to be paid under the Plan in any manner which is impermissible pursuant to Code Section 409A. A Participating Employer shall not be liable nor responsible for any tax consequences which result from any Participant’s participation in the Plan, except for any applicable obligations under the law as to income tax withholding or payroll taxes.